Exhibit 99.1
BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600 205-444-4640 FAX
www.biocryst.com
Contact:
BioCryst Pharmaceuticals, Inc.
Jonathan M. Nugent
V.P. Corporate Communications
(205) 444-4633
FOR IMMEDIATE RELEASE
BIOCRYST REPORTS FOURTH QUARTER AND FULL YEAR 2006
FINANCIAL RESULTS
Birmingham, Alabama — February 7, 2007 — BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) today announced financial results for the quarter and year ended December 31, 2006.
Fourth Quarter Results
The Company reported a net loss of $10.1 million, or $0.34 per share, for the fourth quarter of 2006, compared to a net loss of $7.2 million, or $0.27 per share, for the fourth quarter of 2005.
For the three months ended December 31, 2006, the Company reported revenue of $2.1 million as compared to $0.02 million for the three months ended December 31, 2005. Revenues for the fourth quarter of 2006 increased primarily due to amounts earned pursuant to our collaboration agreements with Mundipharma International Holdings Limited (Mundipharma) and Roche and the continuing amortization of the upfront payments from those agreements.
R&D expenses for the fourth quarter of 2006 were $11.2 million as compared to $6.0 million for the same period in 2005. The increase is primarily attributable to the clinical and manufacturing costs of our expanded peramivir and Fodosine™ programs, increases in personnel and related costs to support the clinical development of the Company’s pipeline, plus a $0.5 million non-cash share-based compensation charge. Statement of Financial Accounting Standards No. 123(R) (“SFAS 123R”) was adopted by the Company on January 1, 2006.
G&A expenses for the fourth quarter of 2006 were $1.6 million, compared to $1.5 million in the same period of 2005. An increase of $0.6 million in share-based compensation expense more than offset decreases in professional fees and other personnel costs.
At December 31, 2006, cash, cash equivalents and investments totaled $46.2 million.

Year-End Results
The Company reported a net loss of $43.6 million, or $1.50 per share, for 2006, compared with a net loss of $26.1 million, or $1.01 per share for 2005.
The Company reported revenue of $6.2 million in 2006 compared to $0.2 million in 2005. Revenues for 2006 include amounts earned during the year pursuant to our collaboration agreements and the continuing amortization of the upfront payments from those agreements.
R&D expenses for 2006 were $47.1 million as compared to $23.6 million in 2005. The reasons for the increase in R&D expenses for the twelve month periods are essentially the same as those discussed for the comparable quarters. The share-based compensation charge included in R&D expense during 2006 was $1.5 million.
G&A expenses for 2006 were $6.1 million compared to $3.7 million in 2005. The primary reasons for the increase in G&A expenses were the share-based compensation charge of $1.8 million, and increases in personnel related costs and professional fees.
2006 and Recent Corporate Highlights
•	Initiated Pivotal Phase IIb Fodosine™ Clinical Trial
In January, 2007, BioCryst initiated a pivotal phase IIb clinical trial with Fodosine™, in the treatment of patients with relapsed or refractory T-cell leukemia/lymphoma. Initiation of this trial triggered a $5 million event payment from Mundipharma to BioCryst under the terms of the collaboration established in February, 2006.

The multicenter, open-label, non-randomized, repeat-dose registration study will be conducted in accordance with a Special Protocol Assessment (SPA) agreement between the U.S. Food and Drug Administration (FDA) and BioCryst and will test a combination of intravenous and oral formulations of Fodosine™. Designed to determine the rate of complete remission achieved with this regimen of Fodosine™, the multinational trial will include sites in the United States, Eastern and Western Europe, and South America.

This trial builds on earlier studies, from which, data were presented during 2006 at the American Society of Hematology and the American Association for Cancer Research meetings.

•	Initiated Phase II Peramivir Clinical Trial
Additionally, in January, 2007, BioCryst initiated a Phase II clinical trial of peramivir, the company’s lead influenza neuraminidase inhibitor, to determine the safety and efficacy of an intramuscular formulation of the drug in patients with influenza. The double-blind, placebo-controlled trial will enroll patients with acute influenza at sites in North America, Europe and Southeast Asia. Two different doses of peramivir will be tested.

This most recent study is based on the positive Phase I clinical data obtained in 2006 and reported at the 46th Annual ICAAC meeting in September 2006.

•	Awarded $102.6 Million Four-Year Contract from HHS for Development of Peramivir
Also in January, 2007, BioCryst announced that it had been awarded a $102.6 million, four-year contract from the U.S. Department of Health and Human Services (DHHS) to fund development of peramivir, for the treatment of seasonal and life-threatening influenza, including avian flu. The award is part of a larger DHHS initiative to pursue the development of new therapies and vaccines which may expand the ability of the United States to respond quickly to a potential pandemic. Receiving this contract from DHHS further highlights the potential importance of peramivir as an effective antiviral agent for the treatment of seasonal and life-threatening influenza, including avian flu.

•	Recruited Experienced, Industry Veteran as CEO
On January 8, 2007, BioCryst announced Jon P. Stonehouse, had been appointed Chief Executive Officer and a member of the company’s Board of Directors. Mr. Stonehouse, a pharmaceutical executive for nearly 20 years, has strong commercialization, financial transaction, business development and management experience. He most recently served as Senior Vice President of Corporate Development at Merck KGaA with responsibility for global licensing and business development, corporate mergers and acquisitions, corporate strategic planning and alliance management

•	Recruited Seasoned, Thought-Leader as CMO
In June, 2006, BioCryst announced W. James Alexander, M.D., M.P.H., had joined the company as Senior Vice President, Clinical and Regulatory Operations and Chief Medical Officer. Previously Dr. Alexander was Global Chief Medical Officer for Inveresk Research Group. Prior to that position, he had served as Chief Executive Officer, President and Chief Medical Officer at PharmaResearch Corporation with responsibilities for medical and regulatory operations. Dr. Alexander was Vice President and Worldwide Director for product safety and pharmacovigilance at GlaxoWellcome before joining PharmaResearch Corporation. He has contributed to the development and regulatory approvals of drugs for the treatment of protozoal, bacterial, and viral infections and respiratory conditions.

•	Entered Agreement with Green Cross for Peramivir in Korea
In June, 2006, BioCryst announced that it had entered an agreement with Green Cross Corporation for the development and commercialization of peramivir in Korea.

•	Entered Agreement with Mundipharma for Fodosine™
In February, 2006, BioCryst announced that it had entered into an exclusive license agreement to develop and commercialize Fodosine™, in markets across Europe, Asia and Australia for use in oncology.
“The progress of 2006 has set the stage for 2007 and beyond,” said Jon P. Stonehouse, Chief Executive Officer of BioCryst. “With our pipeline of three product candidates in clinical development and a productive and efficient discovery engine, BioCryst is well poised to continue its logical evolution from a research-based organization into a product development company.”
BioCryst management will discuss the company’s fourth quarter and year-end results and provide an update on the company’s other programs and business results.
To access the webcast via the internet, log on to http://www.biocryst.com. Please connect to the website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Alternately, please call 1-800-817-4887 (U.S.) or 1-913-981-4913 (international). Telephone replay will be available. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international) and dial the participant passcode 8445636. The webcast will be archived on http://www.biocryst.com.
About BioCryst
BioCryst Pharmaceuticals, Inc. is a leader in the use of crystallography and structure-based drug design for the development of novel therapeutics to treat cancer, cardiovascular diseases, autoimmune diseases, and viral infections. The company is advancing multiple internal programs toward potential commercialization including Fodosine™ in oncology, BCX-4208 in transplantation and autoimmune diseases and peramivir in seasonal and life-threatening influenza. BioCryst has a worldwide partnership with Roche for the development and commercialization BCX-4208, and is collaborating with Mundipharma for the development and commercialization of Fodosine™ in markets across Europe, Asia, Australia and certain neighboring countries. In January, 2007 the U.S. Department of Health and Human Services (DHHS) awarded a $102.6 million, four-year contract to BioCryst for advanced development of peramivir to treat seasonal and life-threatening influenza. For more information about BioCryst, please visit the company’s web site at http://www.biocryst.com.
Forward-looking statements
This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that DHHS could reduce or eliminate funding for peramivir, that we or our licensees may not be able to enroll the required number of subjects in planned clinical trials of our product candidates and that such clinical trials may not be successfully completed, that BioCryst or its licensees may not commence as expected additional human clinical trials with our product candidates, that our product candidates may not receive required regulatory clearances from the FDA, that ongoing and future clinical trials may not have positive results, that we may not be able to complete successfully the Phase IIb trial for Fodosine™ that is currently planned to be pivotal, that we or our licensees may not be able to continue future development of our current and future development programs, that our development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not reach favorable agreements with potential pharmaceutical and biotech partners for further development of its product candidates, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.
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BIOCRYST PHARMACEUTICALS, INC.
FINANCIAL SUMMARY
Condensed Statements of Operations (unaudited)
(in thousands, except per share)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Collaborative and other research and development	$2,092	$21	$6,212	$152

Expenses:
Research and development	11,199	6,040	47,083	23,643
General and administrative	1,631	1,469	6,109	3,686

Total expenses	12,830	7,509	53,192	27,329

Loss from operations	(10,738)	(7,488)	(46,980)	(27,177)

Interest and other income	688	327	3,362	1,078

Net loss	$(10,050)	$(7,161)	$(43,618)	$(26,099)

Basic and diluted net loss per common share	$(0.34)	$(0.27)	$(1.50)	$(1.01)

Weighted average shares outstanding	29,240	26,865	29,147	25,721

Balance Sheet Data (in thousands)

	December 31, 2006	December 31, 2005
	(Unaudited)	(Audited)
Cash, cash equivalents and securities	$46,236	$59,988
Total assets	68,485	99,248
Accumulated deficit	(195,481)	(151,863)
Stockholders’ equity	21,155	58,440